As filed with the Securities and Exchange Commission on February 9, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
___________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
February 9, 2018
___________________________
BANK OF AMERICA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6523	56-0906609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Tryon Street Charlotte, North Carolina 28255
(Address of principal executive offices)

(704) 386-5681
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
___________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

ITEM 8.01.	Other Events.

Bank of America Corporation (“Bank of America” or the “Company”) today announced that its Board of Directors has approved 2017 incentive compensation for Bank of America’s executive officers, including Chairman and Chief Executive Officer Brian T. Moynihan.

During 2017, Bank of America’s approach to responsible growth produced net income of $18.2 billion, up $410 million from the prior year. Adjusting for the negative impact of the Tax Cuts and Jobs Act, net income increased $3.3 billion in 2017 to $21.1 billion. In the fourth quarter of 2017, the Company recorded its 12th consecutive quarter of positive operating leverage.

Responsible growth produced tangible benefits for shareholders. Total shareholder return was 35.7% in 2017 and was above the primary peer group on 1-, 3-, and 5-year bases. Market capitalization at December 31, 2017 was at an all-time high of $304 billion. The Company increased its quarterly common stock dividend by 60% in 2017 and total capital returned to common shareholders was nearly $17 billion, more than doubling the amount in 2016 and the highest level since 2006. Bank of America also made progress on its long-term return on assets, return on tangible common equity and efficiency goals. Bank of America also continued to manage credit losses, with net charge-off ratios remaining near historic lows.

Bank of America also continued to support the global economy in 2017. The Company raised a total of $864 billion in capital on behalf of clients and made progress toward its $125 billion goal to support clients connected to clean energy and other environmentally supportive activities. The Company also shared its success with the communities it serves, through the $200 million in philanthropic giving funded last year and the more than 2 million hours of volunteer time recorded by employees in 2017.

Mr. Moynihan’s compensation continues to be composed of base salary, time-based restricted stock units (“RSUs”), and performance RSUs that will be paid only if Bank of America meets specific financial goals.

Mr. Moynihan’s annual base salary remains unchanged at $1.5 million. The aggregate value of his 2017 equity incentive award is $21.5 million - 50% of which is performance RSUs. Consistent with prior years, he received no cash bonus for 2017.

Under Bank of America’s pay-for-performance design, Mr. Moynihan must re-earn performance RSUs through the Company’s achievement of performance metrics over a three-year performance and vesting period.

The goals for the 2018 performance RSUs are a three-year average growth of adjusted tangible book value of 8.5% and a three-year average return on assets (ROA) of 0.90%. The ROA goal is increased from the previous year’s goal, reflecting the company’s strong performance in 2017. If Bank of America meets or exceeds both target goals, 100% of these performance RSUs will have been re-earned, the maximum result. As with previous grants of performance RSUs, no performance RSUs will be re-earned if results are below the minimum goals and there is no upside payout opportunity for this award. Any performance RSUs not re-earned will be forfeited.

Mr. Moynihan’s time-based RSUs consist of cash-settled RSUs that will vest monthly over the next 12 months (30% of the equity incentive award), and stock-settled RSUs that will vest annually over the next three years (20% of the equity incentive award).

Additionally, Mr. Moynihan’s equity incentive awards are subject to Bank of America’s stock ownership and retention requirements. Specifically, 50% of the net after-tax shares he receives from equity awards must be retained until one year after his retirement. These equity awards also are subject to Bank of America’s clawback policies.

The dollar value of Mr. Moynihan's equity incentive awards described above will be converted into a number of shares of the Company's common stock. That conversion will be determined over a ten-day period, and a Form 4 detailing the number of shares awarded will be filed with the Securities and Exchange Commission after the end of that period. Additional important information about Bank of America’s incentive compensation programs and governance, including an explanation of all material elements of the compensation for Mr. Moynihan and the other named executive officers, will be presented in Bank of America’s proxy statement for the 2018 annual meeting of stockholders, expected to be filed with the Securities and Exchange Commission in March 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Deputy General Counsel and Corporate Secretary

Dated: February 9, 2018

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